Filed pursuant to Rule 424(b)(3)
Registration No. 333-239091

PROSPECTUS

CONTANGO OIL & GAS COMPANY

6,200,000 shares of common stock

The selling stockholders named in this prospectus (the “selling stockholders”) are offering up to 6,200,000 shares of common stock, par value $0.04 per share (the “common stock”), of Contango Oil & Gas Company (the “Company”) issued to the selling stockholders pursuant to one or more private placements. All of these shares of common stock are being sold by the selling stockholders named in this prospectus, or their respective transferees, pledgees, donees or successors-in-interest. The selling stockholders will receive all proceeds from the sale of the shares of common stock being offered in this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders. We are required to pay certain offering fees and expenses in connection with the registration of the selling stockholders’ securities and to indemnify the selling stockholders against certain liabilities. For more information related to the selling stockholders, please read “Selling Stockholders.”

This prospectus describes the general manner in which these securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained or incorporated in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.

The selling stockholders may offer and sell our common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling stockholders may offer and sell these securities from time to time, together or separately. If the selling stockholders use underwriters, dealers or agents to sell such securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds the selling stockholders expect to receive from that sale will also be set forth in a prospectus supplement.

Our common stock is listed on the NYSE American (“NYSE American”) and trades under the symbol “MCF.” The last reported sale price of our common stock on June 9, 2020, as reported by the NYSE American, was $3.83 per share.

See the section entitled “Risk Factors” beginning on page 5 of this prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 25, 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, over time, offer and sell the securities described in this prospectus in one or more offerings or resales. This prospectus provides a general description of the securities. Each time any of the selling stockholders sell any of the securities described herein, the selling stockholders may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Please carefully read this prospectus, any applicable prospectus supplement and any free-writing prospectus together with the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

We and the selling stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or incorporated by reference in this prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the applicable document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, or unless otherwise noted, references in this prospectus to “Contango Oil & Gas Company,” the “Company,” the “Registrant,” “we,” “us,” “our” and similar terms refer to Contango Oil & Gas Company and its consolidated subsidiaries.

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ABOUT CONTANGO OIL & GAS COMPANY

Contango Oil & Gas Company is a Houston, Texas based, independent oil and natural gas company, with regional offices in Oklahoma City and Stillwater, Oklahoma. The Company’s business is to maximize production and cash flow from its offshore properties in the shallow waters of the Gulf of Mexico and onshore Texas, Oklahoma, Louisiana and Wyoming properties and use that cash flow to explore, develop, exploit and acquire oil and natural gas properties across the United States.

Additional Information

Our principal executive office is located at 717 Texas Avenue, Suite 2900, Houston, Texas 77002 and our telephone number is (713) 236-7400. Our website is located at http://www.contango.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

For additional information as to our business, properties, and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference in this prospectus, or filings with the SEC and our public releases may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words and phrases “should”, “could”, “may”, “will”, “believe”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “goal” and similar expressions identify forward-looking statements and express our expectations about future events. Although we believe the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K as incorporated herein by reference, and those factors summarized below:

•	volatility and significant declines in natural gas, natural gas liquids and oil prices, including regional differentials;

•	any reduction in our borrowing base from time to time;

•	our ability to successfully develop our undeveloped acreage positions in the Southern Delaware Basin and the Mid-continent area of Oklahoma, and realize the benefits associated therewith;

•	increased cost risks associated with our exploration and development in the Gulf of Mexico;

•	our financial position;

•	our business strategy, including execution of any changes in our strategy;

•	meeting our forecasts and budgets, including our 2020 capital expenditure budget;

•	expectations regarding natural gas and oil markets in the United States and our realized prices;

•	operational constraints, start-up delays and production shut-ins at both operated and non-operated production platforms, pipelines and natural gas processing facilities;

•	the risks associated with acting as operator of deep high pressure and high temperature wells, including well blowouts and explosions, onshore and offshore;

•

the risks associated with exploration, including cost overruns and the drilling of non-economic wells or dry holes, especially in prospects in which we have made a large capital commitment relative to the size of our capitalization structure;

•	the timing and successful drilling and completion of natural gas and oil wells;

•	the concentration of drilling in the Southern Delaware Basin, including lower than expected production attributable to down spacing of wells;

•

our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fund our operations, satisfy our obligations, fund our drilling program and support our acquisition efforts;

•	the cost and availability of rigs and other materials, services and operating equipment;

•	timely and full receipt of sales proceeds from the sale of our production;

•	our ability to find, acquire, market, develop and produce new natural gas and oil properties;

•	the conditions of the capital markets and our ability to access debt and equity capital markets or other non-bank sources of financing;

•	actions by current and potential sources of capital, including lenders;

•	interest rate volatility;

•	our ability to successfully integrate the businesses, properties and assets we acquire, including those in new areas of operation;

•	our ability to complete strategic dispositions or acquisitions of assets or businesses and realize the benefits of such dispositions or acquisitions;

•	uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

•	the need to take impairments on our properties due to lower commodity prices;

•	the ability to post additional collateral for current bonds or comply with new supplemental bonding requirements imposed by the Bureau of Ocean Energy Management;

•	operating hazards attendant to the natural gas and oil business including weather, environmental risks, accidental spills, blowouts and pipeline ruptures and other risks;

•	downhole drilling and completion risks that are generally not recoverable from third parties or insurance;

•	potential mechanical failure or under-performance of significant wells, production facilities, processing plants or pipeline mishaps;

•	actions or inactions of third-party operators of our properties;

•	actions or inactions of third-party operators of pipelines or processing facilities;

•	the ability to retain key members of senior management and key technical employees and to find and retain skilled personnel;

•	strength and financial resources of competitors;

•	federal and state legislative and regulatory developments and approvals (including additional taxes and changes in environmental regulations);

•	the ability of the members of the Organization of Petroleum Exporting Countries and other oil exporting nations to agree to and maintain oil price and production controls;

•	the uncertain impact of supply of and demand for oil, natural gas and natural gas liquids;

•	our ability to obtain goods and services critical to the operation of our properties;

•	worldwide and United States economic conditions;

•	outbreaks and pandemics, even outside our areas of operation, including COVID-19;

•	the ability to construct and operate infrastructure, including pipeline and production facilities;

•	the continued compliance by us with various pipeline and gas processing plant specifications for the gas and condensate produced by us;

•	operating costs, production rates and ultimate reserve recoveries of our natural gas and oil discoveries;

•	expanded rigorous monitoring and testing requirements;

•	the ability to obtain adequate insurance coverage on commercially reasonable terms; and

•	the limited trading volume of our common stock and general trading market volatility.

Any of these factors and other factors contained in this prospectus, any prospectus supplement or any documents incorporated by reference could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. Although we believe our estimates and assumptions to be reasonable when made, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. Our assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that those statements will be realized or the forward-looking events and circumstances will occur. You should not place undue reliance on forward-looking statements in this report as they speak only as of the date of this report.

Reserve engineering is a process of estimating underground accumulations of oil, natural gas and natural gas liquids that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and natural gas liquids that are ultimately recovered.

All forward-looking statements, expressed or implied, in this report are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or any person acting on our behalf may issue.

We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement, as well as information included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K as incorporated herein by reference. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

USE OF PROCEEDS

We will not receive any proceeds from the sale by selling stockholders of our common stock. We are required to pay certain offering fees and expenses in connection with the registration of the selling stockholders’ securities and to indemnify the selling stockholders against certain liabilities.

SELLING STOCKHOLDERS

This prospectus relates to 6,200,000 shares of our common stock, which were issued (i) upon conversion of 2,700,000 shares of the Company’s Series C Contingent Convertible Preferred Stock, par value $0.04 per share (the “Series C Preferred Stock”), which was issued in a private placement that closed on December 23, 2019, and (ii) in connection with the acquisition by the Company of properties from Will Energy Corporation, pursuant to which the Company issued 3,500,000 shares of common stock to Will Energy Corporation, on October 30, 2019. The 2,700,000 shares of Series C Preferred Stock automatically converted to 2,700,000 shares of common stock, following the approval of such conversion by the Company’s stockholders at the Company’s 2020 Annual Meeting of Stockholders. For more information about our relationships with the selling stockholders and their affiliates, see “Transactions With Related Persons” “—Private Placements,” “—White Star,” and “—Will Energy” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2020, which is incorporated herein by reference, and see the section of this prospectus titled “Description of Capital Stock”—“Registration Rights Agreement” below. Except as described in such section of the Proxy Statement and in the footnotes to the table below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus.

The information contained in the table below in respect of the selling stockholders (including the number of shares of common stock beneficially owned and the number of shares of common stock offered) has been obtained from the selling stockholders and has not been independently verified by us. We may supplement this prospectus from time to time in the future to update or change this list of selling stockholders and the number of shares of common stock that may be offered and sold by them. The registration for resale of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of these shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

The information set forth in the following table regarding the beneficial ownership after resale of the shares of common stock is based upon the assumption that the selling stockholders will sell all of the shares of common stock beneficially owned by them that are covered by this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. The inclusion of any shares of common stock in this table does not constitute an admission of beneficial ownership for the person named below.

As of June 9, 2020, there were 131,752,061 shares of our common stock issued and outstanding.

Name of selling stockholder	Shares of Common Stock beneficially owned prior to the offering		Shares of Common Stock to be offered	Shares of Common Stock beneficially owned after the offering
	Number	Percentage		Number	Percentage
John C. Goff (1)(2)	37,416,160	28.40%	2,220,000	35,196,160	26.71%
Farley Dakan (3)	60,000	*	60,000	0	*
Will Energy Corporation (3)	3,500,000	2.66%	3,500,000	0	*
Wilkie S. Colyer, Jr. (4)	1,071,156	*	60,000	1,011,156	*
Intrepid Partners LLC (5)	180,000	*	180,000	0	*
Cowen Investments II LLC (6)	180,000	*	180,000	0	*

*	Represents less than 1%.
(1)	The selling stockholders are entities affiliated with John C. Goff, current Chairman of the board of directors of the Company.

(2)

Includes 11,666,008 shares of common stock held by John C. Goff 2010 Family Trust (the “Goff Family Trust”), 10,144,020 shares of common stock held by Goff MCF Partners, LP (“Goff MCF”), 8,632,710 shares of common stock held by JCG 2016 Holdings, LP (“Holdings”), 3,571,786 shares of common stock held by John C. Goff through his SEP IRA, 3,012,664 shares of common stock held by Goff Family Investments, LP (“Goff Investments”), 372,890 shares of common stock held by Kulik Partners, LP (“Kulik”) and 16,082 shares of common stock held by John C. Goff as compensation for his services as a director of the Company. As general partner of Goff Investments, Goff Capital, Inc. (“Goff Capital”) may be deemed to have the power or shared power to vote or direct the vote of and the power or shared power to dispose or direct the disposition of the 3,012,664 shares of common stock directly held by Goff Investments. As managing member of GFS Contango GP, LLC, GFS Management, LLC (“GFS Management”) may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of the 10,144,020 shares of common stock directly held by Goff MCF. As managing member of GFS Management, GFS may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of the 10,144,020 shares of common stock directly held by Goff MCF. As controlling equity holder of GFS, GFT may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of the 10,144,020 shares of common stock held by Goff MCF. As general partner of Kulik, Kulik GP, LLC (“Kulik GP”) may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of the 372,890 shares of common stock held by Kulik. As general partner of Holdings, JCG 2016 Management, LLC (“Holdings GP”) may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of the 8,632,710 shares of common stock held by Holdings. As managing member of GFT and controlling equity holder of Goff Capital and Holdings GP, Goff Family Trust may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of the 33,455,402 shares of common stock directly held by Goff MCF, Holdings, Goff Investments and Goff Family Trust. As Chief Executive Officer of Goff Capital, the manager of Kulik GP and as sole trustee of Goff Family Trust, John C. Goff may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the 37,461,160 shares of common stock directly held by Goff MCF, Holdings, Kulik, Goff Family Trust, Goff Investments and indirectly through a SEP IRA, of which Mr. Goff is the beneficiary.

(3)	Farley Dakan, the Company’s current Senior Vice President of Corporate Development, has sole voting and investment power over the shares.
(4)	Wilkie S. Colyer, Jr., the Company’s current President and Chief Executive Officer, has sole voting and investment power over the shares.
(5)

The selling stockholder is an entity affiliated with Intrepid Financial Partners, LLC (“Intrepid”), the holding company of Intrepid Partners, LLC. Christopher F. Winchenbaugh, Intrepid’s current President and Chief Operating Officer, has sole voting and investment power over the shares. Intrepid has served as placement agent, underwriter and financial advisor for certain of the Company’s public and private securities offerings in 2018 and 2019, for which it received customary compensation.

(6)

The selling stockholder is an entity affiliated with Cowen Inc. (“Cowen”). Cowen Investments II LLC is wholly owned by RCG LV Pearl LLC, which is wholly owned by Cowen. Jeffrey Solomon, the Chief Executive Officer of Cowen, has sole voting and investment power with respect to the shares. Cowen has served as placement agent, underwriter and financial advisor for certain of the Company’s public and private securities offerings in 2018 and 2019, for which it received customary compensation.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Distributions of the shares of common stock by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares of common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares of common stock may be sold include:

1.	privately negotiated transactions;

2.	underwritten transactions;

3.	exchange distributions and/or secondary distributions;

4.	sales in the over-the-counter market;

5.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

6.	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

7.

a block trade (which may involve a cross trade) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

8.	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

9.	short sales;

10.	through the writing of options on the shares, whether or not the options are listed on an options exchange;

11.	through the distribution of the shares by any selling stockholders to its partners, members or stockholders;

12.	a combination of any such methods; and

13.	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock pursuant to an exemption from registration pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

Transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the securities to underwriters or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares of common stock for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the shares of common stock against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the securities under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders also may sell securities short and deliver them to close their short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following descriptions set forth certain material terms and provisions of our common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and our preferred stock. The following descriptions of our common stock and preferred stock are not complete and are qualified in their entirety by reference to our amended and restated certificate of formation (including any statement of resolution of preferred stock) and our bylaws, which are filed as exhibits to our Annual Report on Form 10-K.

Authorized and Outstanding Stock

We have authorized 405,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of June 9, 2020, we had: (i) 191 holders of record of common stock and 131,752,061 shares of common stock outstanding; (ii) no shares of Series A Contingent Convertible Preferred Stock, par value $0.04 (“Series A Preferred Stock”) outstanding; (iii) no shares of Series B Contingent Convertible Preferred Stock, par value $0.04 (“Series B Preferred Stock”) outstanding; and (iv) no shares of Series C Contingent Convertible Preferred Stock, par value $0.04 (“Series C Preferred Stock”) outstanding.

Common Stock

Dividends. Holders of common stock are entitled to such dividends as may be declared by the board of directors (the “Board”) out of funds legally available. Any decision to pay future dividends on our common stock will be at the discretion of our Board and will depend upon our financial condition, results of operations, capital requirements and other factors our Board may deem relevant. Our credit facility currently restricts our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our common stock.

Fully Paid. All outstanding shares of common stock are fully paid and non-assessable upon issuance.

Voting Rights. Holders of common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Common stockholders are not entitled to preemptive or cumulative voting rights. Unless specified in our amended and restated certificate of formation (including any statement of resolution of preferred stock) or the bylaws of the Company, or as required by applicable provisions of the Texas Business Organizations Code (the “TBOC”) or applicable stock exchange rules, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company entitled to vote on a matter is required to approve any such matter voted on by the Company’s stockholders.

Other Rights. In the event of a liquidation, dissolution or winding up of the Company, the holders of the common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. No share of common stock is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund.

Transfer Agent and Registrar. Our transfer agent and registrar for our common stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock is Continental Stock Transfer & Trust Company, LLC, located in New York, New York.

Listing. Our common stock is listed on the NYSE American and trades under the symbol “MCF.”

Preferred Stock

In September and November 2019, the Company established and issued Series A Preferred Stock and Series B Preferred Stock, respectively. On December 12, 2019, upon the approval from the holders of a majority of the voting power of the Company’s capital stock to increase the number of common shares authorized for issuance from 100 million to 200 million common shares, the outstanding shares of Series A Preferred Stock and Series B Preferred Stock automatically converted into common stock and, upon the conversion, all outstanding shares of Series A Preferred Stock and Series B Preferred Stock were cancelled.

On December 23, 2019, the Company issued 2,700,000 shares of Series C Preferred Stock. The Series C Preferred Stock ranked equal to the common stock, the Series A Preferred Stock and the Series B Preferred Stock with respect to dividend rights and rights upon liquidation. The Series C Preferred Stock had no voting rights. On June 8, 2020, upon stockholder approval, 2,700,000 shares of Series C Preferred Stock automatically converted into 2,700,000 shares of common stock (the “Series C Conversion”) and, upon the Series C Conversion, such outstanding shares of Series C Preferred Stock were cancelled.

Dividends

Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available. Therefore, any decision to pay future dividends on our common stock will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, as we currently intend to retain all future earnings to fund the development and growth of our business. Our credit facility currently restricts our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our common stock.

Registration Rights

On December 23, 2019, in connection with the issuance of the Series C Preferred Stock, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the selling stockholders thereunder relating to the registration of the common stock issuable upon conversion of the Series C Preferred Stock (the “Registrable Securities”).

The filing of this prospectus is pursuant to our obligations under the Registration Rights Agreement. We will bear all expenses incurred in connection with the registration of the Registrable Securities. The Registration Rights Agreement also includes customary provisions regarding indemnification and contribution.

Certain Provisions of Our Amended and Restated Certificate of Formation, Bylaws and Law

Our amended and restated certificate of formation and bylaws contain provisions that may render more difficult possible takeover proposals to acquire control of us and make removal of our management more difficult. Below is a description of certain of these provisions in our amended and restated certificate of formation and bylaws.

Anti-takeover Statute

Pursuant to our governing documents, the Company has opted out of TBOC §21.606 (the “Texas Anti-takeover Statute”); however, our bylaws incorporate anti-takeover provisions (the “Bylaw Anti-takeover Provisions”) that are based on the Texas Anti-takeover Statute. These Bylaw Anti-takeover Provisions give us flexibility to engage in certain beneficial transactions with any of our stockholders while still providing the appropriate level of anti-takeover protections for a corporation of our size and stockholder base. Specifically, the Bylaw Anti-takeover Provisions include substantially the same restrictions that are provided for under the Texas Anti-takeover Statute, provided that those restrictions do not apply to (i) John Goff and his affiliated funds at any time that they own less than 23% of the Company’s outstanding shares (or such higher ownership threshold as may be approved by the Board in advance, which the Board, by means of a committee of independent directors, has approved to increase to an ownership threshold of 45%) or (ii) a transaction between the Company and any person that holds more than 20% of the Company’s outstanding shares if such transaction is approved in advance by (A) a majority of the continuing and unaffiliated directors of the Company and (B) holders of a majority of the Company’s outstanding shares.

Board

Our amended and restated certificate of formation provides that the Board shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized, but no reduction of the number of directors shall have the effect of removing any director prior to the expiration of his term of office. Our amended and restated certificate of formation further provides that this provision may not be amended or repealed except upon the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the Company, voting together as a single class. Voting stock means the voting power of the outstanding shares of the Company entitled to vote generally in the election of directors.

Stockholder Meetings

Our bylaws limit the ability of our stockholders to call meetings of stockholders. Meetings of the stockholders may be called at any time by the Board, in its sole discretion, except that the Board shall be required to call a special meeting of stockholders on the written request in proper form of the holder or holders of at least one-half (1/2) of all the shares outstanding and entitled to vote thereat. Our bylaws require that written notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be prepared and delivered by us not less than ten (10) days nor more than sixty (60) days before the date of a stockholder meeting, except as otherwise provided in our bylaws or required by law.

Director Nominations

Our bylaws contain specific procedures for stockholder nomination of directors. These provisions require advance notification that must be given in accordance with the provisions of our bylaws. The procedure for stockholder nomination of directors may have the effect of precluding a nomination for the election of directors at a particular meeting if the required procedure is not followed.

Annual Meeting

Our bylaws also contain specific procedures for a stockholder to properly bring business before the annual meeting. These provisions require advanced notification that must be given in accordance with the provisions of our bylaws. The procedure for bringing business before the annual meeting may have the effect of precluding a stockholder from bringing such business at the annual meeting if the required procedure is not followed.

Voting

Although Section 21.361 of the TBOC provides that a corporation’s certificate of formation may provide for cumulative voting for directors, neither our amended and restated certificate of formation nor our bylaws provide for cumulative voting. As a result, the holders of a majority of the votes of the outstanding shares of our common stock have the ability to elect all of the directors being elected at any annual meeting of stockholders.

Liability and Indemnification of Officers and Directors

Our amended and restated certificate of formation provides for indemnification of our directors and officers to the full extent permitted by applicable law. Our bylaws also provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Forum for Stockholder Litigation

Our bylaws provide, subject to limited exceptions, that the United States District Court for the Southern District of Texas will be the sole and exclusive forum for certain stockholder litigation matters. Unless we consent to the selection of an alternative forum, the United States District Court for the Southern District of Texas or, if such court lacks jurisdiction, the state district court of Harris County, Texas, shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought in the name or right of the Company or on its behalf, (ii) action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or other agent of the Company to the Company or the Company’s stockholders, (iii) action asserting a claim arising pursuant to any provision of the TBOC, or our certificate of formation or bylaws, or (iv) action asserting a claim governed by the internal affairs doctrine. Such restrictions could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

LEGAL MATTERS

The validity of the securities described in this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, Houston, Texas. If the securities are being distributed through underwriters or agents, the validity of the securities will be passed upon for the underwriters or agents by counsel identified in the related prospectus supplement. Matters relating to the securities will be passed for the selling stockholders by their own respective counsel.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Contango Oil & Gas Company incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of proved oil and gas reserves for the Company incorporated by reference herein were based in part upon reports by William M. Cobb & Associates, Inc., an independent petroleum engineering firm. Certain estimates of proved oil and gas reserves for Exaro Energy III, LLC incorporated by reference herein were based in part upon reports by W.D. Von Gonten & Co., an independent petroleum engineering firm. These estimates are included and incorporated herein in reliance on the authority of such firms as experts in such matters.

The consolidated financial statements of White Star Petroleum, LLC as of December 31, 2018 and 2017, and the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2018 consolidated financial statements contains an explanatory paragraph that states that White Star Petroleum’s noncompliance with its debt covenants raises substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy statements and other information about registrants, like us, that have been filed electronically with the SEC. You can access the SEC’s Internet site at http://www.sec.gov. You can also obtain information about us on our website at http://www.contango.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless we expressly provide to the contrary):

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 30, 2020;

(2)	Current Reports on Form 8-K filed with the SEC on May 15, 2020, June 11, 2020, June 15, 2020, and June 24, 2020 and Form 8-K/A filed with the SEC on January 14, 2020 (File No. 001-16317);

(3)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on June 22, 2020;

(4)

The description of our common stock which is contained in the Registration Statement on Form 8-A (File No.  001-16317) filed with the SEC on January 16, 2001, as amended by our Current Report on Form 8-K filed with the SEC on June 14, 2019, as updated by Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 30, 2020, and as subsequently amended or updated; and

(5)	Our Proxy Statement on Schedule 14A for our 2020 Annual Meeting of Stockholders filed with the SEC on April 28, 2020.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless we expressly provide to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this shelf registration statement are terminated. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Contango Oil & Gas Company

Attention: Chief Financial Officer

717 Texas Avenue, Suite 2900

Houston, Texas 77002

(713) 236-7400

CONTANGO OIL & GAS COMPANY

6,200,000 shares of common stock

PROSPECTUS

June 25, 2020